                          FOR SETTLEMENT PURPOSES ONLY

                          MUTUAL COOPERATION AGREEMENT

         This agreement ("Agreement") is entered into as of this 3rd day of June, 1998, by and between Jazz Telecom S.A., a Spanish corporation ("JazzTel"), having an address at Vereda de Los Chopos, number 12, La Moraleja, Alcobendas, Spain; Viatel, Inc., a Delaware corporation ("Viatel"), having an address at 800 Third Avenue, New York, New York 10022; and Martin Varsavsky ("Varsavsky") having an address at Vda. De Los Chopos No. 12, 28109 La Moraleja, Madrid, Spain.

                              W I T N E S S E T H :

         WHEREAS, subject to JazzTel's completion of a high yield debt offering, JazzTel intends to build competitive local exchange networks in several Spanish markets, a 20 Gb/s, SDH broadband fiber optic network connecting various cities in Spain (the "Inland Cable System") and a state-of-the-art fiber optic submarine cable with a capacity of at least 20 Gb/s between beach point landing stations located in the United Kingdom and Spain (the "Submarine Cable System"); and

         WHEREAS, Viatel is a facilities based public telecommunications operator in the United Kingdom and various other jurisdictions, providing private line and switched voice and data services to carriers and end users; and

         WHEREAS, Viatel is constructing a 20 Gb/s, SDH broadband fiber optic network connecting the United Kingdom, the Netherlands, Belgium, France and Germany (the "Circe Cable System"); and

         WHEREAS, Viatel and JazzTel desire to enter into this Agreement providing access to each other's services under favorable rates and conditions; and

         WHEREAS, Viatel and Varsavsky have reached certain understandings concerning the Varsavsky Shares (as defined herein).

         NOW,  THEREFORE,   in  consideration  of  the  mutual  promises  herein
contained, and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.    CONSTRUCTION OF FIBER OPTIC SUBMARINE CABLE SYSTEM.

         A. Subject to JazzTel's completion of a high yield debt offering with net proceeds to JazzTel of at least U.S.$100,000,000 (the "Offering Condition"), Viatel and JazzTel intend to use commercially reasonable efforts to execute and deliver a construction contract no later than January 1, 1999 governing the construction of the Submarine Cable System with a ready for service date of no later than January 1, 2000. All other material terms and conditions, including vendor selection for the Submarine Cable System, shall be mutually agreed to by the parties.

         B. Subject to the execution of a construction contract and the satisfaction of the Offering Condition, Viatel agrees to invest the lesser of U.S.$25.0 million or fifty percent (50%) of the total construction costs of the Submarine Cable System. JazzTel will invest the balance of the funds necessary to construct the Submarine Cable System.

         C. Each of Viatel and JazzTel shall be a co-owner of the Submarine Cable System in direct proportion to its total investment in such System.

         D. Viatel, at its sole expense, will use commercially reasonable efforts to (a) arrange for 20 Gb/s of protected self-healing backhaul capacity (either on its own network or via third parties) from the beach point landing station in the United Kingdom of the Submarine Cable System to Telehouse London, and (b) apply for the regulatory and environmental permits required to land an international cable in the United Kingdom.

         E. JazzTel, at its sole expense, will use commercially reasonable efforts to (a) arrange for 20 Gb/s of protected self-healing backhaul capacity (either on its own network or via third parties) from the beach point landing station in Spain of the Submarine Cable System to an agreed upon location in downtown area of Madrid) and (b) apply for the regulatory and environmental permits required to land an international cable in Spain.

                          FOR SETTLEMENT PURPOSES ONLY

         F. In consideration for the backhaul exchange, each of Viatel and JazzTel shall grant to the other a 25-year indefeasible right of use ("IRU") in the inland cable systems (backhaul) in proportion to such entity's ownership interest in the Submarine Cable System. For example, Viatel and JazzTel own 50% of the Submarine Cable System (with the Submarine Cable System having 20 Gb/s of capacity) then Viatel shall grant JazzTel an IRU for a 25-year period for 16 STM-4s on the United Kingdom backhaul system and JazzTel shall grant Viatel an IRU for a 25-year period for 16 STM-4s on the Spain backhaul system.

2.    JAZZTEL INVESTMENT.

         Subject to the approval of its Board of Directors and the Offering Condition, Viatel shall purchase U.S.$6,000,000 of JazzTel common stock. The economic terms of such investment shall be identical to those of JazzTel's other equity investors and acceptable to Viatel. Viatel shall submit this Agreement to its Board of Directors for final approval within ten (10) business days of the execution of this Agreement. If such approval and acceptance is not received within such ten (10) business day period, then this Agreement shall be void.

3.    INTERNATIONAL CARRIER.

         A. For a period of two years from the date hereof, JazzTel shall select Viatel as its preferred international switched minutes carrier, on a destination by destination basis, for at least 1/3 of all of its "international traffic" (defined as all traffic except calls to destinations within Spain and the United Kingdom); PROVIDED, HOWEVER, that Viatel's per minute rate to the destination is not greater than the per minute rate of any other carrier with whom JazzTel has interconnection to that destination. For any destination, JazzTel shall give Viatel reasonable notice and the opportunity to match any competitive offer before using any such other carrier. Should Viatel fail to match such offer, JazzTel may use any carrier offering such rates.

         B. For a period of two years from the date hereof, Viatel shall offer JazzTel wholesale rates for international switched minutes from London at rates and payment terms that are equal to or better than the rates and payment terms Viatel offers to any other Viatel customer in London.

         C. For a period of two years from the date hereof, Viatel shall give JazzTel at least 1/3 of its Spain domestic switched minute traffic; PROVIDED, HOWEVER, that JazzTel's domestic switched minute rate for termination in Spain is no greater than any other carrier in Spain with whom Viatel has interconnection,

         D. JazzTel and Viatel shall meet at least quarterly to review international switched minute rates on a destination by destination basis and to use good faith efforts to enable Viatel to carry as much of JazzTel's traffic as possible, subject to the terms hereof.

4.    INDEFEASIBLE RIGHT OF USE.

         A. In connection with the JazzTel Inland Cable, JazzTel hereby agrees to sell to Viatel, for U.S.$13.0 million, three (3) IRUs, each for a 20-year period, at the STM-4 level, between (a) Madrid and Barcelona, (b) Madrid and Bilbao and (c) Bilbao and Barcelona. The IRUs shall be available for use no later than March 31, 1999. If JazzTel sells an IRU on the JazzTel Inland Cable for a 20-year period for an STM-4 on the stated routes for less than U.S.$13.0 million during the first year the system is in service, JazzTel shall provide Viatel with a credit toward future capacity purchases on the JazzTel Inland Cable equal to the difference between U.S.$13.0 million and the lowest actual sale price multiplied by the actual number of STM-4s purchased by Viatel for U.S.$13.0 million.

         B. Viatel shall offer to sell to JazzTel three (3) IRUs, each for a 20-year period, at the STM-4 level, between any three (3) cities connected by the CIRCE PAN-EUROPEAN NETWORK for U.S.$13.0 million per STM-4, PROVIDED, HOWEVER, that JazzTel shall only be entitled

                          FOR SETTLEMENT PURPOSES ONLY

              to purchase IRUs at this price only to the extent that the aggregate kilometers for the desired segments under the desired IRUs do not exceed the aggregate kilometers between (a) Madrid and Barcelona, (b) Madrid and Bilbao and (c) Bilbao and Barcelona. JazzTel shall accept such offer by delivering written notice to Viatel by December 31, 1998, together with payment of the purchase price for such IRU. Failure of JazzTel to deliver written notice together with the purchase price by such date, shall be deemed a rejection of Viatel's offer. If Viatel sells an IRU for a 20-year period for an STM-4 on CIRCE for less than U.S.$13.0 million prior to December 31, 1999, Viatel shall provide JazzTel with a credit toward future capacity purchases on CIRCE equal to the difference between U.S.$13.0 million and the lowest actual sale price multiplied by the actual number of STM-4s JazzTel purchased at or less than U.S.$13.0 million.

         C. It is hereby agreed that the maximum administrative and O&M expenses on the IRUs sold by JazzTel and Viatel to the other shall be U.S.$350,000 for each STM-4 per year. The terms of each such IRU shall be governed by terms substantially similar to Viatel's standard IRU Agreement for the CIRCE PAN-EUROPEAN NETWORK, a copy of which is attached hereto as Exhibit A (the "Standard IRU Agreement").

         D. JazzTel shall offer, where available, JazzTel local loop circuits (2.048 Mb/s to 155 Mb/s as requested by Viatel) to Viatel or its subsidiaries for resale to Viatel's customers at rates that are equal to or better than the rates JazzTel offers to any customer of JazzTel; PROVIDED, HOWEVER, that Viatel's local loop discount shall always be at least 35% less than JazzTel's retail price for such circuits.

         E. Viatel shall offer, where available, Viatel local loop circuits (2.048 Mb/s to 155 Mb/s as requested by JazzTel) to JazzTel for resale to JazzTel's customers at rates that are equal to or better than the rates Viatel offers to any other customer of Viatel in that country; PROVIDED, HOWEVER, that JazzTel's local loop discount shall always be at least 35% less than Viatel's retail price for such circuits.

5.    LOCK-UP.

         A.   Varsavsky represents and warrants that he owns directly a total of
              5.45 million shares (the "Varsavsky Shares"). of common stock of Viatel (the "Common Stock").

         B. Subject to sales contemplated by Sections 5C, 6 and 7 hereof, Varsavsky agrees with Viatel that he will not offer, sell, transfer or otherwise dispose or contract to offer, sell, transfer or otherwise dispose of, directly or indirectly, or pledge or encumber (except to the extent existing on the date hereof) or announce an offering of, any of the Varsavsky Shares for a period of twelve (12) months after the date of execution of this Agreement. In order to enforce the foregoing covenant, Viatel may impose stop-transfer instructions with respect to the Varsavsky Shares and may require that the Varsavsky Shares bear an appropriate legend. In addition, Viatel shall have the right to seek injunctive relief to prevent a sale of the Varsavsky Shares which is in violation of this Agreement. Varsavsky shall provide Viatel with written notice of any contemplated sale of the Varsavsky Shares, whether or not prohibited by the terms of this Section.

         C. Notwithstanding the provisions of Section 5B hereof, (i) Varsavsky shall be permitted to sell his shares in a private placement to any financial institution that is a "qualified institutional buyer," as such term is defined in Rule 144A promulgated under the Securities Act of 1933, as amended (the "Act"), or certain individuals who have sufficient net worth and sophistication to allow a purchase of the Varsavsky Shares in a transaction exempt from registration under the Act and (ii) Credit Suisse First Boston shall be entitled to foreclose upon the Varsavsky Shares pledged as security for that certain margin loan between it and Varsavsky (the "Margin Loan") after an event of default by Varsavsky, but solely after all applicable notice and grace periods.

                          FOR SETTLEMENT PURPOSES ONLY

         D. Varsavsky shall prevent any default on the Margin Loan secured by the Varsavsky Shares (other than a default based solely upon the market price of the Common Stock as traded on the NASDAQ/NMS).
              Upon receipt of any notice from Credit Suisse First Boston, Varsavsky shall immediately deliver (with delivery confirmed) a copy of such notice to Viatel.

         E. Varsavsky shall use his best efforts to amend the Margin Loan to comply with the terms of this Agreement and thereafter agrees that he shall not further amend such Loan in any manner adverse to Viatel (such as amending the Margin Loan agreement to provide for accelerated repayment), excluding such amendments that would not be adverse to Viatel (such as amending the Margin Loan to provide for reduced interest payments or security).

         F. Within five days of the date of any amendment of the Margin Loan, Varsavsky shall provide a copy of such amended Loan to Viatel at the address listed above.

6.    CERTAIN REPRESENTATIONS AND AGREEMENTS.

         A. Varsavsky represents and warrants to Viatel that the documents attached hereto as Exhibit B are true and complete copies of all documentation executed by Varsavsky in connection with the Margin Loan.

         B. Varsavsky represents and warrants to Viatel that the Margin Loan has a maximum principal amount of U.S.$15.0 million.

         C.   Varsavsky   represents  and  warrants to Viatel that as of May 28,
              1998 he had borrowed an aggregate amount of U.S.$6.7 million under the Margin Loan.

         D. Varsavsky hereby agrees with Viatel that during the lock-up period he shall not borrow more than an additional U.S.$5.0 million under the Margin Loan (the "Permissible Borrowing") until such time as the market price of the Common Stock is at least equal to the market price of such Stock on the date the Margin Loan was incurred, at which point the Permissible Borrowing shall be the amount available for borrowing under the Margin Loan, PROVIDED, HOWEVER, that Varsavsky may borrow only additional amounts under the Margin Loan or increase or refinance the Margin Loan subject to the approval of Viatel, which approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing,
              (i) in the event that the price per share of the Common Stock equals or exceeds U.S.$10.00 per share, the Permissible Borrowing shall be increased to U.S.$7.0 million (ii) the Permissible
              Borrowing shall be reduced by an amount equal to the net cash proceeds received from the sale of any Varsavsky Shares to executive officers of Viatel for a per share price equal to the average closing price of the Common Stock for the ten (10) business days prior to the date of this Agreement.


         E. JazzTel hereby represent and warrants that all necessary approvals have been obtained for the execution and delivery of this Agreement.

         F. Varsavsky and JazzTel agree not to take any action, or cause any other person to take any action, which is intended, or would reasonably be expected, to harm the reputation of Viatel, its subsidiaries and affiliates and their current and former officers and directors; PROVIDED, HOWEVER, the forgoing limitation shall not apply to (i) compliance with any legal process or subpoena or
              (ii) statements made in response to an authorized inquiry from a court or regulatory or administrative body. Varsavsky and JazzTel agree not to take any action, or cause any other person to take any action, which is intended, or would reasonably be expected, to lead to adverse publicity for Viatel, its subsidiaries and affiliates and their current and former officers and directors. In no event shall any public statements be made about Viatel without the prior written consent of Viatel.

                          FOR SETTLEMENT PURPOSES ONLY

         G. Viatel agrees that it will not take any action, or cause any other person to take any action, which is intended, or would reasonably be expected, to harm the reputation of Varsavsky or JazzTel; PROVIDED, HOWEVER, the forgoing limitation shall not apply to (i) compliance with any legal process or subpoena, (ii) statements made in response to an authorized inquiry from a court or regulatory or administrative body or (iii) statements or information contained in documents required to be filed by Viatel with the Securities Exchange Commission or any other applicable regulatory or administrative body. Except as required by law or contemplated above, Viatel agrees that it will not take any action, or cause any other person to take any action, which is intended, or would reasonably be expected, to lead to adverse publicity for Varsavsky or JazzTel. In no event shall any public statements be made about Varsavsky or JazzTel without the prior written consent of such party.

7.    REGISTRATION RIGHTS.

         A. If (i) within twelve (12) months from the date of this Agreement, the closing stock price of the Common Stock is at least equal to
              $12.00 per share on the NASDAQ/NMS for at least twenty (20) consecutive business days and (ii) Viatel's investment bank, currently Morgan Stanley, determines in its reasonable discretion, that a secondary offering of the Varsavsky Shares is feasible, then Viatel shall be required to register the Varsavsky Shares for sale in a registered offering (the "Registration"). Viatel and Varsavsky shall reach an understanding relating any other investment bank with respect to the underwriting for the Varsavsky Shares.

         B. Varsavsky hereby agrees that he will sell at least 3.5 million Varsavsky Shares in the Registration, or such lesser amount as may be required by the lead underwriter.

         C. If Viatel files a registration statement in respect of Common Stock (other than a registration statement on Form S-4 or Form S-8 or under Section 7A hereof) whether on behalf of Viatel or other stockholders of Viatel, then Varsavsky shall be entitled to "piggy back" rights with respect to such registration statement, subject to standard pro rata "cut back" requirements in the sole discretion of the lead underwriter for such offering.

         D. Varsavsky shall pay all expenses incurred in connection with the Registration, including, without limitation, all registration, filing, and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company, to the extent that such expenses are allocable to the Varsavsky Shares determined on a pro rata basis.

         E. Except as may be permitted or required under Sections 5C and 6D hereof or this Section 7, Varsavsky hereby agrees that he shall not, for at least 12 months after the effective date of a registration statement, to the extent requested by Viatel, directly or indirectly, offer, sell, transfer or otherwise dispose or contract to offer, sell, transfer or otherwise dispose of, directly or indirectly, or further pledge or encumber or announce an offering of, any of the Varsavsky Shares. In order to enforce the foregoing covenant, Viatel may impose stop-transfer instructions with respect to the Varsavsky Shares and may require that the Varsavsky Shares bear an appropriate legend. In addition, Viatel shall have the right to seek injunctive relief to prevent a sale of the Varsavsky Shares which is in violation of this Agreement. Varsavsky shall provide Viatel with written notice of any contemplated sale of the Varsavsky Shares, whether or not prohibited by the terms of this Section.

8.    RELEASE.

         A. Viatel, on behalf of itself and its directors and officers, does hereby forever release JazzTel and its subsidiaries and their respective officers and directors and agents (solely in their capacity as such) and Varsavsky from any and all claims, of any kind or nature whatsoever, known or unknown, from the beginning of time up to the date of this Agreement, except that this

                          FOR SETTLEMENT PURPOSES ONLY

              release does not release JazzTel and its subsidiaries and their respective officers and directors and Varsavsky from any of their respective obligations hereunder.

         B. JazzTel and its respective subsidiaries and affiliates and their respective directors, officers and agents (solely in their capacity as such) and Varsavsky do hereby forever release Viatel and its subsidiaries and affiliates and their respective officers, directors and agents from any and all claims, of any kind or nature whatsoever, known or unknown, from the beginning of time up to the date of this Agreement, except that the release does not release Viatel and its subsidiaries and their respective officers and directors from any obligation hereunder.

9.    LIQUIDATED DAMAGES.

         A. If any court or tribunal of competent jurisdiction determines that Varsavsky (in his capacity as an individual and not as an officer or director of JazzTel) has (i) during the first twelve months of this Agreement, violated any material provision of Section 5, 6 or 7 hereof or (ii) at any time during which any transfer of the Varsavsky Shares are prohibited under Section 7E hereof, violated any provision of Section 5 (except subsections A and B thereof), 6D and 7E hereof, then Varsavsky shall make a U.S.$500,000 lump sum payment for each violation as agreed upon liquidated damages in addition to any other damages that are required to be paid court or tribunal of competent jurisdiction; PROVIDED, HOWEVER, in no event shall punitive damages hereunder exceed $5.0 million.

10.   MISCELLANEOUS.

     A. In the event of a breach of this Agreement, either in whole or in part, the prevailing party, in addition to the recovery of its damages, and/or other relief, shall be entitled to recover any costs, including reasonable attorneys' fees, incurred in instituting, prosecuting or defending any action arising by reason of the breach of this Agreement.

     B. The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of New York. The parties hereto agree that any action, proceeding, or claim arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of London, England. Each party hereto hereby irrevocably waives any objection to such jurisdiction or inconvenient forum.

     C. Varsavsky declares that he has read this Agreement and that he understands the terms and purpose of this Agreement. Varsavsky warrants that he has all the requisite power and authority to enter into this Agreement individually and on behalf of JazzTel. This Agreement can only be modified by a writing signed by the parties to which the modified versions shall apply.

     D. If any term or provision of this Agreement shall be held invalid or unenforceable, the remaining terms and provisions of this Agreement shall not be affected thereby.

IN WITNESS WHEREOF, the parties hereto have caused the Agreement to be duly executed the day and year first written above.

JAZZ TELECOM, S.A.

    /s/ Pedro Pena
By:---------------------------------------
    a duly authorized officer

VIATEL, INC.

By:/s/ Sheldon M. Goldman
   ---------------------------------------
Sheldon M. Goldman, Senior Vice President

/s/ Martin Varsavsky
------------------------------------------
Martin Varsavsky